Exhibit 23



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
Peoples Bancorporation, Inc.
Easley, South Carolina

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-121156, No. 333-121157 and No. 333-121158) pertaining to the
2004 Stock Option Plan, the 1997 Non-Employee Directors Stock Option Plan, and the 1993 Incentive Stock Option Plan of Peoples Bancorporation, Inc. of our report dated March 28, 2007, with respect to the consolidated financial statements of Peoples Bancorporation, Inc. and Subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2006.


                                                s/Elliott Davis LLC

Greenville, South Carolina
March 28, 2007